ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

June 1, 2005

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of May 30, 2005, on the reviewed consolidated financial statements of Viper Networks, Inc. and Subsidiaries as of September 30, 2004, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

____________________________
ARMANDO C. IBARRA, C.P.A.